Exhibit 3.3

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

VICURON PHARMACEUTICALS INC.

INTO

VERSICOR INC.

Pursuant to Section 253 of the General Corporation Law of
the State of Delaware

In accordance with Section 253 of the General Corporation Law of the State of Delaware, Versicor Inc., a Delaware corporation (this “Corporation”), hereby certifies the following information relating to the merger (the “Merger”) of Vicuron Pharmaceuticals Inc., a Delaware corporation (the “VPI”), with and into this Corporation whereby this Corporation shall be the surviving corporation (the “Surviving Corporation”), which shall succeed to and assume all of the rights and obligations of this Corporation as well as the assets and liabilities of VPI:

First:  That the name and state of incorporation of this Corporation and VPI which are the constituent corporations in the Merger are:

NAME	STATE OF INCORPORATION

Vicuron Pharmaceuticals Inc.	Delaware
Versicor Inc.	Delaware

Second:  That this Corporation owns all of the issued and outstanding capital stock of VPI.

Third:  That the Board of Directors of this Corporation by resolutions adopted on March 6, 2003, determined, among other things, to (i) consummate the Merger whereby this Corporation shall be the Surviving Corporation, which shall succeed to and assume all of the rights and obligations of this Corporation as well as the assets and liabilities of VPI, (ii) change its name to “Vicuron Pharmaceuticals Inc.” by amending its certificate of incorporation, which resolutions are set forth below:

WHEREAS, this Corporation desires to change its name from “Versicor Inc.” to “Vicuron Pharmaczeuticals Inc.”; and

WHEREAS, this Corporation lawfully owns all the outstanding stock of Vicuron Pharmaceuticals Inc., a Delaware corporation (“VPI”); and

WHEREAS, pursuant to Section 253 of the General Corporation Law of the State of Delaware, this Corporation desires to merge into itself VPI (the “VPI Merger”) and this Corporation shall be the surviving corporation (the “Surviving Corporation”), which shall succeed to and assume all of the rights and obligations of this Corporation as well as the assets and liabilities of VPI; and

WHEREAS, this Corporation desires that the VPI Merger shall be effective on March 26, 2003 or such other time as the Chief Executive Officer of this Corporation shall determine (the “VPI Effective Time”); and

WHEREAS, this Corporation shall file with the Secretary of State of the State of Delaware a Certificate of Ownership and Merger (the “Certificate of Ownership and Merger”) so that as a result of the VPI Merger and from and after the VPI Effective Time, the name of the Surviving Corporation shall be “Vicuron Pharmaceuticals Inc.”

WHEREAS, this Corporation desires that the certificate of incorporation of the Surviving Corporation shall be this Corporation’s Fourth Amended and Restated Certificate of Incorporation, as amended by the Certificate of Ownership and Merger; and

NOW, THEREFORE, BE IT RESOLVED, that upon the VPI Effective Time, this Corporation shall consummate the VPI Merger with VPI and the Surviving Corporation shall succeed to and assume all of the rights and obligations of this Corporation as well as the assets and liabilities of VPI; and

RESOLVED FURTHER, that upon the effectiveness of the Merger, the name of this Corporation shall be changed to “Vicuron Pharmaceuticals Inc.” and Article I of the Fourth Amended and Restated Certificate of Incorporation of this Corporation shall be amended to read as follows:

“ARTICLE I

The name of the Corporation is Vicuron Pharmaceuticals Inc.”; and

RESOLVED FURTHER, that the Chief Executive Officer and Chief Financial Officer of this Corporation (the “Authorized Officers”), or each of them individually, be, and they hereby are, directed to make and execute, under the corporate seal of this Corporation, the Certificate of

Ownership and Merger setting forth a copy of these resolutions to so merge VPI into this Corporation and assume VPI’s liabilities and obligations, and the date of adoption thereof, and to cause the same to be filed in the office of the Secretary of State of the State of Delaware and a certified copy thereof in the office of the Recorder of Deeds of the appropriate county in the State of Delaware; and

RESOLVED FURTHER, that the Authorized Officers, or each of them individually, be, and they hereby are, authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware, which may be necessary or proper to effect the Merger and change of name.

Fourth:  That the Fourth Amended and Restated Certificate of Incorporation of this Corporation as in effect immediately prior to the Merger shall be the Fourth Amended and Restated Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with its terms and the General Corporation Law of the State of Delaware, except that Article I of the Fourth Amended and Restated Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:

“ARTICLE I

The name of the Corporation is “Vicuron Pharmaceuticals Inc.”.

Fifth:  That in accordance with Section 103(d) of the General Corporation Law of the State of Delaware the Merger shall become effective upon 12:01 a.m. (Eastern Standard Time) on March 26, 2003.

IN WITNESS WHEREOF, the undersigned corporation has caused this Certificate of Ownership and Merger to be executed in its corporate name this 21st day of March, 2003.

VERSICOR INC.,
a Delaware corporation

By:	/s/ G. F. Horner III
George F. Horner III
President and Chief Executive Officer